Exhibit 99.1

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

CORPORATE PARTICIPANTS

Sean O’Neill Ensco plc—VP—IR & Communications

Dan Rabun Ensco plc—Chairman, President & CEO

Jay Swent Ensco plc—SVP & CFO

Kevin Robert Ensco plc—SVP—Marketing

Mark Burns Ensco plc—SVP—Western Hemisphere

Carey Lowe Ensco plc—SVP—Eastern Hemisphere

CONFERENCE CALL PARTICIPANTS

Robin Shoemaker Citigroup—Analyst

David Wilson Howard Weil Inc.—Analyst

Ian Macpherson Simmons & Co.—Analyst

David Smith Johnson Rice & Co.—Analyst

Todd Scholl Clarkson Capital Markets—Analyst

Scott Gruber Sanford C. Bernstein—Analyst

Scott Burk Canaccord Adams, Inc.—Analyst

John Lawrence Tudor, Pickering & Holt—Analyst

Andreas Stubsrud Pareto/Nordic Partners—Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to Ensco plc’s fourth-quarter 2011 and full-year earnings conference call. All participants will be in listen-only mode. (Operator Instructions). After today’s presentation there will be an opportunity to ask questions. Please note this event is being recorded. I will now turn this conference over to Mr. Sean O’Neill, Vice President Investor Relations, who will moderate the call. Please go ahead, sir.

Sean O’Neill—Ensco plc—VP—IR & Communications

Thank you, Operator, and welcome, everyone, to Ensco’s fourth-quarter 2011 conference call. With me today are Dan Rabun, CEO; Bill Chadwick, our Chief Operating Officer; Jay Swent, CFO, as well as other members of our executive management team.

We issued our earnings release, which is available on our website at Enscoplc.com. As usual we will keep our call to one hour. Any comments we make about expectations are forward-looking statements and are subject to risks and uncertainties. Many factors could cause actual results to differ materially.

Please refer to our earnings release and SEC filings on our website that define forward-looking statements and list risk factors and other events that could impact future results and disclose important additional information regarding our recent acquisition.

Also please note that the Company undertakes no duty to update forward-looking statements. As a reminder, our most recent fleet status report was issued on February 16. Now let me turn the call over to Dan Rabun, Chairman and CEO.

Dan Rabun—Ensco plc—Chairman, President & CEO

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Thanks, Sean, good morning, everyone. Before Jay takes us through the financial results I will discuss the benefits we are seeing from our recent acquisition, fourth-quarter and full-year highlights and the state of our markets.

Last February we announced a major acquisition. Looking back a year later, we are realizing the benefits that we discussed with our shareholders. Our larger customer base, expanded geographic presence and wider range of enhanced rig capabilities are giving us a distinct advantage.

We have the world’s youngest ultra-deepwater fleet, the largest number of active premium jackups and a major presence in the most strategic offshore basins across six continents. In addition, we are realizing benefits from standardization within our fleet, especially the ENSCO 8500 series semisubmersibles, Samsung DP-3 drillships, and Keppel FELS premium jackups.

We believe these advantages will differentiate Ensco from other drillers in terms of uptime, which in turn will lead to more business and the highest scores in our industry for overall customer satisfaction. The integration of operations and systems is proceeding well and we are on track to achieve our targeted synergies for 2012 and beyond.

Turning now to the highlights since last quarter, ENSCO 120, our first ultra-premium jackup that will be delivered next year, was contracted for $230,000 per day plus mobilization for an initial 500-day term in the central North Sea.

ENSCO 8505, which was recently delivered, was contracted to Anadarko, Apache and Noble Energy for at least two years and will commence its term contract next quarter.

ENSCO 8506, the last rig in the ENSCO 8500 Series, was contracted to Anadarko at $530,000 per day for two and a half years and will commence its term contract in the fourth quarter.

Both of these 8500 Series contracts are for work in the US Gulf, which is another positive sign that customers are confident in their ability to manage the permitting process. We are also very gratified that these two contracts are with repeat customers.

These rigs and their crews have proven the benefits of standardization across the 8500 Series, which had 97% utilization in 2011. Performance like this continues to enhance Ensco’s reputation for exceeding customers’ expectations.

As I mentioned last quarter, some of our newbuild drillships have experienced down time on their initial wells that is outside our acceptable range, mostly due to OEM equipment issues that we are working to resolve with suppliers. We are systematically sharing lessons learned with the rest of the fleet to ensure that we do not experience repeat occurrences.

Given the measures we have taken and the benefits of standardization I mentioned earlier, we expect higher utilization for our deepwater segment in 2012. Since there has been a great deal of discussion in our sector about down time, let me be clear — all of Ensco’s active rigs, including their BOPs, are certified to work in the markets where they are currently working.

None of the current or upcoming shipyard stays noted in our most recent fleet status report involve any recertification work and none of the OEM equipment issues we experienced on our newbuild rigs involved recertification work, but rather were entirely related to new equipment being delivered to us that did not meet commissioning standards.

Finally, in our most recent fleet status report we provided an update on the status of Ensco DS-6 that was recently delivered in South Korea. The rig is now in Singapore to load equipment and, per the terms of our interim agreement, it is undergoing customer requested and funded enhancements. The interim agreement with our customer states our intention to sign a five-year contract by April 1 and we will provide an update in our next fleet status report.

Moving on to our other segments, our mid-water rigs performed very well in the fourth quarter, and the jackup segment saw significant improvement in utilization, rising another 7 percentage points from last quarter to 90% for the legacy Ensco fleet, as we expected, due to our dedicated jackup crews around the world.

Let me also commend our shipyard personnel who have successfully delivered our newbuild semis and drillships and currently are managing the construction of five additional rigs. We expect to promote and add hundreds of employees over the coming years as our new rigs come out of the shipyard and go to work around the world.

Now let me discuss the markets; I’ll begin with deepwater. In the US Gulf of Mexico demand continues to improve, as evidenced by our multi-year agreements for ENSCO 8505 and 8506 that I mentioned earlier. Customers have become more confident in managing the permitting process and are building an inventory of work that enables them to commit to long-term contracts.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

As we had anticipated, the US Gulf of Mexico is now a catalyst for incremental demand and new geological success, along with favorable economics, will perpetuate this trend. In Brazil we expect demand for deepwater rigs to continue to grow as operators increase their requirements.

Petrobras is planning to increase the number of exploration wells drilled in 2012 to over 65 versus the 47 drilled in 2011 and they have outstanding tenders for multiple rigs for three- to five-year term contracts. Other operators such as Shell, Perenco and Total have requirements as well.

In addition, the industry is expecting a new license round to be launched soon which will offer new offshore blocks for exploration, and generate further rig demand. The African deepwater market also continues to tighten with multiple operators looking for deepwater rigs in late 2012 to mid-2013 against an environment with little visible rig supply.

Areas like Angola, Gabon and Equatorial Guinea continue to generate new drilling opportunities as do the new basins being discovered offshore East Africa. The African pre-salt basins offshore Angola, Congo and Gabon are providing our clients a high impact play that appears to be one of the most exciting new frontiers in our industry.

Early results from the initial wells drilled in the African pre-salt are encouraging, and given the possible connectivity to the Brazil pre-salt Ensco is well-positioned with our presence in West Africa to take advantage of the expected growth in this region.

Deepwater activity continues to pick up in Asia with demand driven by requirements in Indonesia and Malaysia. More than 10 new fixtures have been set since October. Floater activity in the Mediterranean remains strong, driven by opportunities in Egypt, Cyprus and Israel, and longer term, potentially Libya.

Worldwide there are several outstanding deepwater bids and tenders in progress that indicate to us that the pace of contracting is likely to quicken, leading to a slight demand/supply imbalance for both semis and drillships in 2012.

Moving to midwater, conditions will remain challenged in 2012 for lower-spec assets that can only drill in water depths below 2,000 feet. However, there are pockets of activity. In the fourth quarter, 10 new fixtures for short-term programs were set in Asia, and PEMEX may require up to three semis for work in 1,000 foot water depths. Four of Ensco’s six mid-water rigs are already contracted into 2013.

Turning to the jackup markets, in the US Gulf of Mexico the market in general continues to improve, with bids and inquiries increasing, supply tightening and rig day rates moving up as units reprice. Operators are asking about longer terms, even one to two years in some cases. Most operators are focused on oil prospects given the low price of gas.

In Mexico, PEMEX announced positive modifications to their contracts and their intention to directly negotiate contracts for up to 10 jackups. In the North Sea, standard duty rigs in the southern UK and Danish sectors are currently fully utilized. We expect operators will extend any options they have, and for many rigs new contracts are already in place once current contracts expire.

With availability extremely limited in 2012, operators are planning for work programs in 2013. The market rates continue to improve with new market highs being reached as rigs are repriced. We already are receiving inquiries for work in the central North Sea for 2013 and 2014, a target market for our two remaining newbuild rigs.

The Mediterranean jackup market is expected to remain a challenge with a surplus of five to six rigs. It seems operators are currently focused on deeper waters, as mentioned in our floater report. We have already moved our two jackups previously in this region to other markets.

Despite the excess supply of jackups in the African market, day rates are increasing, especially for higher end rigs. Work programs tend to be short-term and as many as 12 jackups may be available in the next six months. Long-term programs are available in Nigeria, Angola and possibly Gabon.

In the Middle East, only a handful of marketed jackups are becoming available in 2012 and it is likely that the region will be close to full utilization in coming months. Saudi Aramco plans to increase their drilling rig count by 12% as evidenced by their recent contract awards. Twenty-six contracts were awarded and several more may be forthcoming. Most recent day rate fixtures indicate a significant strengthening for standard jackups. Elsewhere in the region, several rigs were extended and there is the likelihood that several tenders will be issued for workover, standard and high specification programs in Qatar and for standard work in the Egyptian Gulf of Suez.

In the Asia-Pacific market, demand is set to increase in the Indian Ocean, Thailand, Southeast Asia, Australia and New Zealand. The majority are short-term programs, but with 56 known projects in 2012, the rig movement will help absorb the newbuild rigs that will be delivered in the second half of the year.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Operators in the region have an increasing interest for high-spec units, but standard-duty rigs remain the workhorse with their $20,000 to $30,000 per day discount.

Customer demand is growing and there’s limited near-term supply of new rigs, which is driving up deepwater and jackup utilization as well as day rates.

Exploration and appraisal success, new deepwater basins, rising energy demand and healthy commodity prices are all positive indicators for long-term growth.

Clients are under pressure to efficiently replace production in the midst of increasing technical complexity and rising safety standards. Permit activity is improving in the US Gulf of Mexico; Petrobras continues to contract rigs due to their increasing geologic success; and clients are placing a greater value on newer, high-specification equipment.

In addition, customers more often are contracting rigs with designs that are part of a series that have performed well for them in the past. The jackup markets also have improved with increased utilization in most major markets, and newbuild rigs are being absorbed into the fleet.

Clients are focused on hiring companies with proven operational experience, competent crews and successful safety and environmental track records. Having newer assets that are part of a series, which allowed us to leverage standardization, gives Ensco a distinct advantage.

Our newbuild delivery schedule will perpetuate our advantage of having the newest ultra-deepwater fleet in the industry and it puts us in a great position to meet incremental customer demand.

In closing, we remain focused on safety and operational execution. We are realizing the benefits of our acquisition and we are well positioned to grow our Company organically for the foreseeable future. Our teams across the world are doing a fantastic job and the growth of our Company will create many new career opportunities for our employees as well as significant benefits for customers and shareholders.

Our employees have worked countless hours to get us where we are today and I’m extremely proud of their accomplishments. Now I’ll turn it over to Jay.

Jay Swent—Ensco plc—SVP & CFO

Thanks, Dan. My comments today will cover highlights of our fourth-quarter results, our outlook for the first quarter and full year 2012 and our financial position.

Regarding fourth-quarter results, let me start by saying that we have provided information in our earnings release that we issued yesterday after the market closed that should assist you in making certain year-to-year comparisons related to our recent acquisition. Therefore my comments today will focus mainly on factors such as the growth of our fleet and rising utilization that influenced the comparisons between periods.

Now let’s discuss our fourth-quarter results versus prior year. Earnings from continuing operations were $0.99 per share, up from $0.90 a year ago. Fourth-quarter earnings per diluted share were $0.99 compared to $0.93 last year. Total revenue for the quarter was $1.0 billion compared to $409 million a year ago. Approximately $481 million of the $593 million increase was related to our recent acquisition.

Deepwater revenues increased from $113 million to $514 million, driven primarily by the acquisition as well as new ultra-deepwater rigs that were added to the fleet. This increase in revenues is somewhat lower than previously expected, primarily due to OEM equipment issues on ENSCO DS-5, our newbuild drillship that Dan referred to earlier, as well as a delayed start-up for ENSCO 7500, which has now commenced its new contract in Brazil.

Midwater revenues were $116 million, all related to the acquisition. The average day rate was $229,000 per day and utilization was 82%. Jackup segment revenues increased by approximately 18%, primarily due to more operating days year-to-year. Jackup utilization in the fourth quarter was 82%, up from 75% a year ago and, as Dan indicated earlier, utilization was 90% for the legacy Ensco jackup fleet in the fourth quarter.

Average jackup day rates though were down $5,000 year-over-year to $97,000 per day, as shown in our earnings release. Total contract drilling expense for all segments was $516 million, up from $186 million in fourth quarter 2010. Excluding $282 million from the effect of our recent acquisition, contract drilling expense increased $48 million or 26% year-to-year, mostly related to the addition of ENSCO 8503 and ENSCO 8504 to the fleet.

Now let’s discuss quarterly trends by comparing fourth quarter 2011 sequentially to third quarter 2011. Fourth-quarter revenue increased 9% to $1.0 billion.

This increase is mostly attributable to a $73 million or 17% increase in deepwater segment revenues, driven by an 8 percentage point increase in utilization to 80%, partially offset by a decline in the average day rate, and a $19 million or 6% increase in jackup segment revenues, driven by a 5 percentage point increase in utilization to 82%, partially offset by a decline in the average day rate. Total contract drilling expense increased $38 million sequentially from the third quarter, mostly due to the increase in utilization.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Looking at other expenses, depreciation increased $4 million with the addition of ENSCO 8504, which commenced its initial contract in September of 2011. G&A expense decreased $500,000. Effective tax rate in the fourth quarter was 17% versus our prior guidance of 15.6%. For the full year the effective tax rate was approximately 18%, slightly higher than our last projection of 17%.

Now let’s discuss the first-quarter outlook. Based on our current outlook, first-quarter revenues are expected to increase approximately 8% from the fourth quarter. Deepwater segment revenue is projected to increase by approximately 15%, primarily due to commencement of ENSCO 7500’s new contract and increased utilization for Ensco DS-5 versus fourth quarter.

The midwater segment, comprising just six rigs in our fleet, will have lower utilization due to planned shipyard work for ENSCO 5002 in the first quarter of this year, as noted in our fleet status report, and ENSCO 5003 becoming available in early January. For jackups, the average reported day rate is projected to increase to more than $100,000 per day in the first quarter and utilization is projected to rise significantly to about 90%, up from 82% in the fourth quarter.

Moving to the expenses, we anticipate first-quarter 2011 [sic] total contract drilling expense will be up approximately 7% from the fourth quarter. Depreciation expense should increase slightly to approximately $142 million. We anticipate G&A expense will decline to about $35 million in the first quarter, which in part reflects the synergies that we have described from the acquisition.

Other expense is anticipated to be approximately $30 million comprised of $36 million of interest expense partially offset by $6 million of interest income.

Now let's move on to the outlook for full year 2012. Deepwater revenues are estimated to increase approximately 99% year to year. ENSCO 8505 and ENSCO 8506 have been contracted with commencement dates later this year and we have also signed an interim agreement for Ensco DS-6. This interim agreement states that our intention is to sign a term contract that would, if signed, commence in fourth quarter 2012.

In addition, ENSCO 7500, which was undergoing shipyard upgrades last year, is now operating in Brazil. And ENSCO 8503 and 8504 that commenced operations last year will have a full-year impact in 2012. We expect deepwater segment utilization to be in the low 90% range in 2012, which includes the usual higher level of estimated down time for new rigs coming out of the shipyard as they ramp up on their first drilling assignments.

For our midwater segment, revenues are estimated to be approximately $390 million in 2012. This reflects shipyard work in 2012 for two rigs and limited contracting opportunities for ENSCO 5003, which is the least capable of our six midwater rigs.

Turning now to jackups, on average 2012 utilization is expected to increase from 77% in 2011 to the mid-80% range in 2012.

With respect to contract drilling expense, we expect an increase of approximately 49% in 2012 due to several factors — the full-year effect of the acquisition, rising deepwater and jackup segment utilization and a 9% increase in average unit labor cost for offshore employees to meet current market conditions.

Depreciation is projected to increase to approximately $600 million with the addition of our new ultra-deepwater rigs. G&A expense is anticipated to be approximately $125 million, which reflects $50 million of synergies we've forecasted for 2012.

Interest expense is estimated to be $135 million, net of approximately $95 million of interest that will be capitalized in 2012. We expect interest income of $22 million for the year due to interest earned on certain long-term contracts for reimbursement of mobilization and capital upgrade costs.

Our effective tax rate is projected to be approximately 12.5% for full-year 2012. Last year, in 2011, capital spending was lower than our previous outlook, mostly due to the delivery of Ensco DS-6 moving slightly from late December to early January, which postponed one of our milestone payments to the shipyard.

2012 capital spending, which is subject to change throughout the year, is forecasted to be $1.83 billion. This breaks down as follows — $1.2 billion is committed to new rig construction, which includes the final milestone payment for Ensco DS-6; $380 million is for rig enhancements; and $250 million is for sustaining projects. Approximately $90 million of the shipyard capital spending is reimbursable by our customers.

We ended the year with $431 million of cash and a 31% leverage ratio. Total backlog for the company is approximately $9.7 billion.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Now let’s turn to synergies. As we outlined on our last earnings call, for 2012 we expect total expense synergies to be approximately $100 million with about half related to G&A and half related to contract drilling expense, mostly from procurement and insurance as we leverage our increased scale. Anticipated full-year run rate synergies for 2013 and beyond will be approximately $150 million, comprised of $120 million of expense savings and $30 million of capital expenditure synergies.

In terms of our financial position, just adding to the positives that Dan mentioned earlier regarding our recent acquisition we maintained our investment grade ratings while improving the efficiency of our balance sheet and Ensco’s overall cost of capital. Revenue backlog is now $9.7 billion which gives us greater visibility of future cash flows.

We have a newer fleet of high-quality assets that we believe will give us industry-leading utilization and day rates over time, and we have enhanced diversification across geographies, rig types and customers, which is both an offensive and defensive advantage.

So overall, as Dan noted, we are realizing the benefits of the acquisition and we will continue to capitalize on our expanded capabilities for our shareholders. Now I’ll turn the call back over to Sean.

Sean O’Neill—Ensco plc—VP—IR & Communications

Okay, operator, you can now open it up for questions, please.

QUESTION AND ANSWER

Operator

(Operator Instructions). The first question comes from Robin Shoemaker of Citi.

Robin Shoemaker—Citigroup—Analyst

Thank you, good morning. I wanted to ask if you could give a little more color on the DS-6. And I know it’s not yet contracted, but the modifications to the rig would seem to be extensive just given the length of time that will be required — nearly a year. Could you describe those modifications that would be required by the customer?

Kevin Robert—Ensco plc—SVP—Marketing

Yes, Robin, this is Kevin Robert. We can’t really give any more detail than we’ve already disclosed except to say that the rig is intended for a long-term program that’s going to involve both exploration and development. And therefore the extensions — the modifications to the rig are designed to accomplish that work.

Robin Shoemaker—Citigroup—Analyst

Okay. And with regard to the — I mean you’ve described some operational OEM-related downtime for the drillship — the DS series of drillships. And so I have to believe that somehow this is reflected in that. But the DS-7 is late 2013. Is there any change to the design or delivery of that rig that would be related to these OEM issues?

Mark Burns—Ensco plc—SVP—Western Hemisphere

Robin, this is Mark Burns. As you know, as a company we have and we’ve been very proactive in managing BOP and associated equipment downtime. I will make a point that all our BOP and well control equipment are fully certified to work in the US Gulf of Mexico and our other global markets.

Another point, Robin, to remember is our equipment is standardized on our DS series drillships and our ENSCO 8500 series semis. Our BOP equipment is standard and, of course, that benefits the management of maintenance times, operating procedures, lessons learned and personnel management.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

We’re working very closely with our equipment manufacturers; we’re being proactive with them. In terms of the Ensco DS-7 and any associated OEM equipment issues, there is none; we are fully in control and working with our customers and equipment manufacturers to manage that.

Robin Shoemaker—Citigroup—Analyst

Great, it sounds like a great contract on the DS-6. And it looks like from what you’re describing for the DS-7, even in late 2013, the market is looking quite strong for those types of rigs. Do you think that you’ll — with the strength of the market you may sign a contract well in advance of the delivery of the DS-7?

Dan Rabun—Ensco plc—Chairman, President & CEO

Hey, Robin, it’s Dan. We are very encouraged about the state of the market. So there are a number of opportunities that we’re currently addressing with customers. So I would expect to see the contracting process be a lot further out from delivery than what we’ve seen over the last year and a half, two years.

Robin Shoemaker—Citigroup—Analyst

Yes, thank you.

Operator

The next question comes from David Wilson of Howard Weil.

David Wilson—Howard Weil Inc.—Analyst

Good day, gentlemen. Dan, real quick, you mentioned the Pride acquisition in your prepared comments. Just wanted to check back on that and see from your perspective if there were any surprises and possibly both some good ones and some bad ones that you guys have seen nine months forward?

Dan Rabun—Ensco plc—Chairman, President & CEO

No, we’ve — these acquisitions always have — there’s always some surprises, but most of the surprises have, quite frankly, been on the positive side in the customer reaction to the acquisition. So we’re very pleased with the acquisition and the scale it’s provided us and the opportunities for revenue growth. So it’s been, quite frankly, somewhat surprising from a customer perspective how well it’s been received.

David Wilson—Howard Weil Inc.—Analyst

Okay, and then kind of sticking with the Pride acquisition a little bit here, and considering some of your one-off divestitures over the past couple years. When you look at your fleet, especially on a relative basis, I’m curious how you feel about it. Do you think something is missing or stands out as not belonging and is there a real sense of urgency to get rid of anything?

Dan Rabun—Ensco plc—Chairman, President & CEO

Well, I don’t think we have anything missing and that was one of the benefits of the acquisition. We’ve got every asset that we believe our customers reasonably expect us to use in all the markets around the world.

With respect — and this really isn’t a question about the acquisition, this is really a question about culling older, less technically capable assets and adding new assets, which Ensco has been doing for the last 20 years.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

So it really is not related to the acquisition. You will continue to see us taking some of our less capable rigs and culling them out of the fleet, adding newer assets. We’re not going to do anything different than what we’ve been doing before.

David Wilson—Howard Weil Inc.—Analyst

Okay. And just one final one real quick. And I know I’ve asked this question before probably last quarter, but I wanted to see given your backlog increasing by almost a couple billion dollars as the DS-6 gets done, if this would change your answer — at least shed a little more light on the subject of returning cash to shareholders. Just trying to assess the potential for something like a dividend increase or share repurchase happening towards the end of this year?

Jay Swent—Ensco plc—SVP & CFO

Yes, I think, David, this is Jay. This is a topic that always gets a lot of conversation amongst the management team and with our Board. And as we’ve said many times, all options are on the table.

I think obviously we feel very good about having contracted some of the newbuilds and how the market is shaping up and the strength of the market. At the same time, remember in my comments I made the point that we’ve got $1.83 billion of capital expenditures in 2012; we’re still — at our current dividend level we’ll be returning about a little over $300 million of capital to shareholders this year.

So I think it’s probably a little premature for us to be making any predictions of what we’re going to do in the near term. But I’d certainly say stay tuned. I mean we — as you know, we have a very strong backlog and a very strong cash profile moving forward beyond 2012 and we’ll obviously be looking at this area.

David Wilson—Howard Weil Inc.—Analyst

Okay, great. Thanks, Jay. Thanks, Dan. I’ll turn the call back over.

Operator

The next question comes from Ian Macpherson of Simmons & Company.

Ian Macpherson—Simmons & Co.—Analyst

Hi, thanks. A fleet status question if I may, because you gave sort of specific hardcoded guidance on your mid-water revenues for this year and you’ve got a couple of rigs that we can’t see the status of right now. So I was wondering if you could just, without being more specific than you care to, shade some color into your guidance with the 6000 and the 5003, which are open fairly soon.

Kevin Robert—Ensco plc—SVP—Marketing

Ian, the 6000 we expect to be extended by Petrobras and I think that rig will keep working right where it’s at. It’s something that’s Petrobras needs especially with their ramp up in work in those basins. The 5003 — we’ve turned down some short-term work for that rig because we didn’t think it was in the best interest of the operation and the income that we could produce. So we’re looking for a longer-term opportunity for that rig before we put it back to work.

Ian Macpherson—Simmons & Co.—Analyst

Got it. Switching over, Dan — would you agree on the surface with drillship price quotes out of Korea and leading edge day rates that the prospective returns on newbuild drillships are better today than they were a year ago? And on the heels of that answer just give us a sense of your appetite for more spec rigs to be ordered for deepwater this year?

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Dan Rabun—Ensco plc—Chairman, President & CEO

Well, the first question was easy, that’s yes; the economics are much, much better today than they were a year ago. In terms of a number of new spec newbuilds, I don’t really know how to predict it. Shipyards are — with the shipping industry in such disarray the shipyards are very keen to book drillship orders. So I would expect given the strength of the market we should anticipate seeing some orders placed.

Ian Macpherson—Simmons & Co.—Analyst

By Ensco?

Dan Rabun—Ensco plc—Chairman, President & CEO

Nice try.

Ian Macpherson—Simmons & Co.—Analyst

Okay. No, one more quick one, Jay, just to clarify. You said your full-year cost guidance is plus 49% year on year, is that what you said?

Jay Swent—Ensco plc—SVP & CFO

That’s correct.

Ian Macpherson—Simmons & Co.—Analyst

Okay, thank you very much.

Jay Swent—Ensco plc—SVP & CFO

Thanks, Ian.

Operator

The next question comes from David Smith of Johnson Rice.

David Smith—Johnson Rice & Co.—Analyst

Hi, thank you. Good afternoon guys. Was wondering — just following up on that last question, is seven a lucky number for the 8500 Series rigs or maybe should we consider that the ‘08 financial crisis was a speed bump for that program? And should we look at that rig design as a good fit with future organic expansion plans?

Dan Rabun—Ensco plc—Chairman, President & CEO

You know, that’s an interesting question. You might recall that we ordered three of those rigs right in the midst of the global financial crisis. So clearly that wasn't an impediment to us. We feel real comfortable with having seven rigs in that series. We probably aren't real inclined to expand on it. It's been a great investment and some fantastic returns. But we probably would move to some different designs if we decided to expand the semi fleet.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

David Smith—Johnson Rice & Co.—Analyst

Okay, appreciate it. And follow-up question for Kevin. Just with the availability for the ultra-deepwater rigs in ‘13 rapidly diminishing, how should we think about pricing opportunities for the moored deepwater rigs?

Kevin Robert—Ensco plc—SVP—Marketing

You need to take the moored fleet and kind of split it up into what I’ll call the 4,000 to 6,000 foot moored fleet and the kind of under 3,000 foot moored fleet. And I think for the deeper portion of that fleet it's a positive market. There seems to be more inquiry for that rig class than there is supply.

For the under 3,000 foot category outside of the North Sea, the North Sea continues to be strong; prospects are not yet providing a lot of long-term opportunities for that fleet. And so I think it's a more difficult and kind of still a utilization-challenged sector that probably we’re not going to see a whole lot happen on rates until utilization kicks up on those lower spec moored rigs.

David Smith—Johnson Rice & Co.—Analyst

Okay, thank you. And lastly, sorry if I missed this. But did you have an estimate for the synergy realizations in 4Q ‘11?

Sean O'Neill—Ensco plc—VP—IR & Communications

Not specifically for 4Q 2011, David. No, we just gave guidance for 2012 and then 2013 and beyond.

David Smith—Johnson Rice & Co.—Analyst

Great, thanks. I was just trying to get a sense of the pace of this. Thanks a lot, that's all I have.

Operator

The next question comes from Todd Scholl of Clarkson Capital Markets.

Todd Scholl—Clarkson Capital Markets—Analyst

Hey guys. Great quarter. I was just wondering if you could give us a little bit more guidance in terms of the wage inflation you’re seeing. I noticed that you guys gave that as part of your cost guidance. Is that pretty much just in the floater side or are you also seeing it in the jackup side? And is it pretty much isolated to the Gulf of Mexico and Brazil or are you also seeing it globally?

Jay Swent—Ensco plc—SVP & CFO

Well, Todd, it’s really across the entire fleet and across the entire world, we’re seeing it everywhere. And I’d say one comment I’d make on the 9%, you need to keep in mind that we had to harmonize the wage structures of two different companies and bring those together as well as look at what it takes to be competitive in 2012. And we've accomplished all of that within the 9% guidance that we’ve given you.

Todd Scholl—Clarkson Capital Markets—Analyst

In that cost guidance is there anything else in particular that jumps out where you're really seeing any type of inflation?

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Jay Swent—Ensco plc—SVP & CFO

I think labor is really the major one right now. We had — there’s obviously going to be material inflation. We're going to tend to counteract a very large portion of that with our procurement synergies that we're working on in terms of exercising the procurement leverage that we have. So I think we're going to not feel the same kind of burden there this year that maybe some others will.

Todd Scholl—Clarkson Capital Markets—Analyst

Okay, great. Thanks a lot.

Operator

(Operator Instructions). The next question comes from Scott Gruber of Bernstein.

Scott Gruber—Sanford C. Bernstein—Analyst

Thanks. A quick question on your Gulf jackups. Do you know how many are drilling for gas today?

Kevin Robert—Ensco plc—SVP—Marketing

I don't have— oh, Mark, go ahead, sorry.

Mark Burns—Ensco plc—SVP—Western Hemisphere

Yes, of the— we’ve got eight jackups currently under contract in the US Gulf of Mexico and I would say 75% of those still continue to work drilling natural gas wells. We are seeing some more liquids being sought after, but still it's 75% natural gas work.

Scott Gruber—Sanford C. Bernstein—Analyst

And how do you view the prospects for those rigs to continue to work? And are you starting to bid any of those units outside of the Gulf?

Mark Burns—Ensco plc—SVP—Western Hemisphere

Well, if you just look at the total rig count of premium jackups in the US Gulf of Mexico, obviously, the number of units has declined considerably. You’re still having majors very active. You know, rates continue to increase in the Gulf of Mexico. So we view that market as one of our core markets. If we have opportunities to move units out, we will look at that on a selective basis. But certainly, again, we look at it on a case-by-case basis.

Scott Gruber—Sanford C. Bernstein—Analyst

Okay. And then a follow-up on jackup demand in the Middle East, you highlighted some incremental demand out of Qatar. Is that for work in the North field? And if so, is that an indication that the slowdown in drilling activity in that field is starting to turn?

Carey Lowe—Ensco plc—SVP—Eastern Hemisphere

Scott, this is Carey Lowe. The incremental demand out of Qatar is oil. I do not see — and I’ve just visited in Qatar — I do not see any major increase in the North field demand — gas demand at this time.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Scott Gruber—Sanford C. Bernstein—Analyst

Okay, thanks.

Operator

The next question comes from Scott Burk of Canaccord.

Scott Burk—Canaccord Adams, Inc.—Analyst

Hi, good morning guys. Had a couple of follow-up questions on the DS-6 contract. Do you get any kind of payment or revenue stream while it’s in the — getting these upgrades in the shipyard or is that zero revenue until it delivers in Q4?

Dan Rabun—Ensco plc—Chairman, President & CEO

No, we’re receiving rate on the rig which will be recognized over the contract term.

Scott Burk—Canaccord Adams, Inc.—Analyst

And so, the contract term would start while it's in the shipyard is what you’re saying?

Dan Rabun—Ensco plc—Chairman, President & CEO

No, once it commences drilling.

Scott Burk—Canaccord Adams, Inc.—Analyst

Okay, in Q4. And then once it — the revenue associated with that, the $1 billion of backlog you guys disclosed, does that include some mobilization payments or would it be appropriate for us to just look at that and divide it by the five years?

Jay Swent—Ensco plc—SVP & CFO

No, that includes mobilization.

Scott Burk—Canaccord Adams, Inc.—Analyst

Okay. And then one question I had, just kind of — you had a ruling on this Transocean Macondo litigation yesterday. And so I was thinking maybe, Dan, with your legal background is there any way to write an indemnity clause that would protect drilling companies from Clean Water Act fees or is that just something that’s always going to be a risk for drilling companies?

Dan Rabun—Ensco plc—Chairman, President & CEO

I’m very proud that I’ve been out of the legal profession now long enough that I don’t have an answer to your question.

Scott Burk—Canaccord Adams, Inc.—Analyst

Okay. All right, thank you.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Operator

The next question comes from John Lawrence of Tudor, Pickering & Holt.

John Lawrence—Tudor, Pickering & Holt—Analyst

Hey guys, good afternoon. Just a question on the 121 and the 122, it sounds like you’re already seeing a lot of interest there. Could you just talk about the timing of contracts maybe on the first one, the 121? And then also, would you expect rates to be higher than the 120 or is that a good rate to expect?

Kevin Robert—Ensco plc—SVP—Marketing

I'd prefer not to speculate on rates and timing, but I can say that there’s multiple clients already expressing interest in those rigs. Generally they’re clients that have long-term development programs that need a lot of lead-time to get all the permits. And these are real robust big rigs that are going to be able to stay on location and do a lot of different things for those clients.

So that’s where the interest is coming from. And you saw how far in advance the 120 contract happened and I think we have similar market dynamics going forward on those two rigs.

John Lawrence—Tudor, Pickering & Holt—Analyst

Okay, great. That’s all I have. Thanks, guys. Congrats on the great quarter.

Operator

(Operator Instructions). The next question comes from Andreas Stubsrud of Pareto.

Andreas Stubsrud—Pareto/Nordic Partners—Analyst

Hello, thank you. I was actually going to ask you a question about the 121 and 122 as well. I think I just have one and that’s for — are you just targeting those rigs for the North Sea or will Middle East be an option as well?

Kevin Robert—Ensco plc—SVP—Marketing

Andreas, actually there’s probably four or five good places in the world those rigs can work. The North Sea seems to get most of the publicity, but there’s a deep drilling Gulf of Mexico, Middle East work, Southeast Asia — there’s a number of places.

Andreas Stubsrud—Pareto/Nordic Partners—Analyst

But typically you’re targeting 200,000 plus I guess for that type of rig, right?

Kevin Robert—Ensco plc—SVP—Marketing

We ordered those rigs with an expectation they would give us an equal or better rate of return than we got on the 120.

Andreas Stubsrud—Pareto/Nordic Partners—Analyst

And to get to— to actually exercise the fourth option you have or the last option you have for those type of rigs do you need a contract for 121 then, is that the trigger?

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

Dan Rabun—Ensco plc—Chairman, President & CEO

I'm sorry, what was the question?

Andreas Stubsrud—Pareto/Nordic Partners—Analyst

I guess you have one more option —.

Dan Rabun—Ensco plc—Chairman, President & CEO

No, that’s not a trigger.

Andreas Stubsrud—Pareto/Nordic Partners—Analyst

Okay. So how do you decide on the last option? Is that in general the market or your balance sheet or —?

Dan Rabun—Ensco plc—Chairman, President & CEO

All of the above. All capital (multiple speakers) decisions are a mixture of market expectations, balance sheet and alternatives.

Andreas Stubsrud—Pareto/Nordic Partners—Analyst

Just looks like a great market for those type of rigs. Okay, thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to the management for any closing remarks.

Sean O’Neill—Ensco plc—VP—IR & Communications

Just want to thank everyone for your participation today on our conference call. We appreciate your interest in Ensco and we will talk to you next quarter. Thanks very much.

Operator

The conference has now concluded could. Thank you for attending today’s presentation. You may now disconnect.

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FEBRUARY 23, 2012 / 04:00PM GMT, ESV - Q4 2011 Ensco plc Earnings Conference Call

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